Timber Point Funds 485BPOS

Exhibit 99-p4

Code of Ethics

Version 05-01-2020

Table of Contents Page i

1. STANDARDS OF BUSINESS CONDUCT

1. 1           Access Person Subject to the Reporting Requirements

“Access Person” includes any supervised person who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the advisor, or its control affiliates manage; or is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. All of the Firm’s directors, officers, and partners are presumed to be access persons.

1.2          Supervised Persons Responsibilities in Complying with Federal Regulations

The applicable federal securities laws1 are expected to be understood and complied with by each supervised person associated with the Firm.

1.3           Reportable Securities

“Reportable Securities” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)).

There are five (5) exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover:

1.	Transactions and holdings in direct obligations of the Government of the United States.

2.	Money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments).

3.	Shares of money market funds.

4.	Transactions and holdings in shares of other types of mutual funds, unless the advisor or a control affiliate acts as the investment advisor or principal underwriter for the fund.

1 Federal Securities Laws means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisors Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 – 5314; 5316 – 5332) as it applies to funds and investment advisors, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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5.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Access Persons must submit holdings and transaction reports for “reportable securities” in which the access person has, or acquires, any direct or indirect beneficial ownership to the CCO or other designated persons. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household.

1.4          Reporting of Personal Securities Trading

All Access Persons must report their personal securities transactions and holdings to the CCO or other designated persons.

There are three (3) exceptions to personal securities reporting. No reports are required:

1.	With respect to transactions effected pursuant to an automatic investment plan.

2.	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

3.	In the case of an advisory firm that has only one access person, so long as the firm maintains records of the holdings and transactions that would otherwise require to be reported.

1.5          Initial Holdings Reports

Immediately (within 10 days) upon hire (or upon a supervised persons status changing to become an Access Person), each Access Person must disclose all securities holdings by filling out the “Initial Holdings Report,” and attaching all securities account statements, including private securities transactions. If such account statements include all holdings, then the access persons must attest to this on the Initial Holdings Report. The holdings reports must be current as of a date not more than forty-five (45) days prior to the individual becoming an access person.

1.6           Annual Holdings Reports

Annually, Access Persons must provide a statement of securities holdings and complete the “Annual Holdings Report.” Such report is intended to disclose all securities holdings, including private securities transactions. The Annual Holdings Report must be current as of a date not more than forty-five (45) days prior to the date the report is submitted. The Annual Holdings Report is to be submitted in lieu of the 4th Quarter Transaction Report.

1.7          Quarterly Transaction Reports

No later than thirty (30) days after the close of the calendar quarter, Access Persons are to submit all securities holdings and complete the “Quarterly Transaction Report.” Such report is to disclose all securities held outside of the Firm, including private securities transactions, and must cover all transactions during the previous calendar quarter.

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2. THE FIRM’S RESPONSIBILITIES

The Firm must establish, maintain and enforce a written code of ethics.

a.	The Firm is required to provide all supervised persons with a copy of the Code of Ethics. All supervised persons are to cetify in writing that they have: (a) received a copy of the Code of Ethics; (b) read and understood all provisions of the Code of Ethics; and (c) agreed to comply with the terms of the Code of Ethics. Annually, all supervised persons acknowledge receipt of the Code of Ethics by signing the Code Of Ehics Acknowledgement.

b.	The Firm must provide supervised persons with any amendments to the Code of Ethics and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code of Ethics. Annually, all supervised persons are acknowledging receipt of any amendments by signing the Code Of Ethics Acknowledgement. The CCO shall review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

The Firm is required to review all initial, quarterly, and annual reports submitted by Access Persons. The CCO (or designee) is responsible for reviewing these reports. If the designee is an Access Person, then an independent person is to review his/her respective transaction reports. Such review will include an assessment of whether the Access Person followed required internal procedures, and:

a.	Compare the personal trading to any restricted list;

b.	Assess whether the Access Person is trading for his or her own account (or control accounts) in the same securities(s) he is trading for clients, and, if so, whether the clients’ trades are taking precedence over such Access Person’s trades;

c.	Periodically analyze the Access Person’s trading for patterns that may indicate abuse; and

d.	Investigate any substantial disparities between the performance of the Access Person’s accounts and the accounts of his/her clients. Any exceptions are to be documented in the review file to evidence that a conflict of interest has not occurred.

The Firm is required to maintain the following for a period of five (5) years, the first two (2) years on-site:

a.	The names of all Access Persons, the holdings and transaction reports, and supervisory records;

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b.	A copy of each Code of Ethics and all amendments thereto that have been in effect at any time during the past five (5) years;

c.	A record of any violation of the code of ethics, and of any action taken as a result of the violation; and

d.	A record of all written acknowledgments as required for each person who is currently, or within the past five years was, a supervised person of the Firm.

e.	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons.

The Firm summarizes this Code of Ethics in the Part 2A of Form ADV. Upon request, the Firm will furnish clients with a copy of this Code of Ethics.

2.1          Firm’s Personal Securities Trading Policy

Access Persons may not purchase or sell a security in their personal account(s), or controlled accounts of family members or affiliates, prior to immediately trading the same securities for their clients (i.e., front-running), and thereby receiving better prices; rather, when investing in the same securities, clients’ trades will be given precedence. Any exceptions are to be pre-approved on a case-by-case basis.

Access Persons are permitted to engage in either “block trading” or “average price trading,” such that client accounts and Access Person accounts are executed simultaneously. Please refer to best execution procedure for information on trade allocation of block trades. Any other exceptions will be documented by the CCO (or designee), and records of such will be kept in the Personal Securities Trading File.

Access Persons are prohibited from trading in or on behalf of any account (client account, personal account, or other account) in any security issued by an issuer so long as the issuer appears on the Firm’s Restricted List. “Trading” for this purpose includes buying, selling, shorting, or taking any other position with respect to a security (such as a futures or options position).

Access Persons must request pre-clearance (approval) from the CCO (or designee) before investing in a private placement or other limited offerings. The Firm prohibits access persons from investing in IPOs.

3. ACKNOWLEDGMENT OF RECEIPT

All supervised persons associated with FinTrust Capital Advisors, LLC must receive, review carefully, and agree to adhere to this Code of Ethics, as amended from time to time, as part of the Firm’s overall compliance policies and procedures.

1.	I will not engage in any conduct involving dishonesty, fraud, deceit, or commit any act that reflects adversely on my integrity, trustworthiness, or professional competence.

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2.	If I provide investment advice to clients or prospective clients, I will make a reasonable inquiry into the investment experience, risk strategy, time horizon, investment objectives, and financial constraints of the client or prospective client before making any investment recommendation or taking investment action and will reassess and update this information as needed. If I am responsible for managing a portfolio to a specific mandate, strategy, or style, I will only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

3.	I will exercise diligence, independence, and thoroughness in conducting investment analysis, making investment recommendations, and taking investment actions; I will have a reasonable and adequate basis, supported by appropriate research and investigation, for making any investment analysis, recommendation, and for taking any action.

4.	I will create and maintain appropriate records to support my investment recommendations and other investment-related communications with clients and prospective clients.

5.	I will make full and fair disclosure of all matters that could reasonably be expected to impair my independence and objectivity or interfere with my respective duties to the firm, clients, or prospective clients. I will ensure that all such disclosures are immediately made to the Chief Compliance Officer (“CCO”).

6.	I will not knowingly make any statement that misrepresents facts relating to investment analysis, recommendations, actions, or other professional activities.

7.	I will not make or imply any assurances or guarantees regarding any investment.

8.	When I communicate investment performance information, I will make reasonable efforts to ensure that it is fair, accurate, and complete. I will not create any of my own performance reports, unless I am approved to do so in writing by the CCO.

9.	I will keep information about current, former, and prospective clients confidential and will adhere to the Firm’s privacy policy.

10.	I will not deprive the Firm of the advantage of my skills and abilities, divulge confidential information, or otherwise cause harm to the Firm.

11.	I will follow the policies and procedures established by the Firm to the extent that there is no conflict with applicable laws, rules, and regulations.

12.	I will endeavor to understand and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, or licensing agency. I will not knowingly participate or assist in, and will dissociate myself from, any violation of such laws, rules, or regulations.

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13.	I will make reasonable efforts to detect and prevent violations of applicable laws, rules, and regulations by anyone subject to my supervision, authority, or association.

14.	If I possess material nonpublic information, I will not act, or cause others to act, on the information.

15.	I will not offer, solicit, or accept any gift, benefit, compensation, or consideration that could be reasonably expected to compromise my own or another’s independence and objectivity or that might create a conflict of interest.

16.	I acknowledge the Firm’s reporting requirements for all Access Person. If applicable, I have completed and submitted to the Firm’s CCO initial and annual holdings reports. I acknowledge that all personal securities accounts and securities holdings have been reported.

17.	I will not invest in initial public offerings (“IPOs”) prior to secondary trading, and must receive written pre-clearance to invest in private placements. I will be responsible for maintaining copies of all such pre-clearance forms.

18.	I will promptly report any observed violations of this Code of Ethics to the Firm’s CCO.

19.	I have read and will comply with the Firm’s Personal Securities Trading Policy.

20.	I acknowledge receipt and will adhere to this Code of Ethics and any future amendments.

This Code is revised, approved and promulgated effective May 01, 2020. All prior versions are hereby revoked.

Name:	Signature:	Date:

For Compliance Use Only (Do Not Write Below This Line)

SUPERVISOR SIGNATURE:	DATE:

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